Exhibit 4.63

Dated 16 FEBRUARY 2026

Fusion Fuel Green PLC

Illustrato Pictures International Inc.

Loan Agreement

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	2
2	LOAN	3
3	PURPOSE	3
4	SECURITY
5	REPAYMENT	3
6	EVENTS OF DEFAULT	4
7	INTEREST	5
8	PAYMENTS	5
9	AMENDMENTS AND WAIVERS	5
10	CERTIFICATES AND DETERMINATIONS	5
11	PARTIAL INVALIDITY	5
12	REMEDIES	6
13	NOTICES AND COMMUNICATIONS	6
14	ASSIGNMENT	7
15	COUNTERPARTS	7
16	GOVERNING LAW AND JURISDICTION	7

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THIS AGREEMENT is made on 16 February 2026

BETWEEN:

(1)	FUSION FUEL GREEN PLC, a company incorporated under the laws of Ireland with company registration number 669283 and its registered office at 9 Pembroke Street Upper, Dublin 2, D02 KR83 (the “Lender”); and

(2)	ILLUSTRATO PICTURES INTERNATIONAL INC., a Nevada corporation (the “Borrower”).

RECITALS:

(A)	On 18 November 2024, the Lender and the Borrower, among others, entered into a stock purchase agreement pursuant to which the sellers thereunder (including the Borrower) agreed to sell and the Lender agreed to purchase shares in Quality Industrial Corp. on the terms set out in that agreement (the “Stock Purchase Agreement”).

(B)	By virtue of the terms of the Stock Purchase Agreement, the Borrower is a shareholder of the Lender.

(B)	In consideration for the Borrower agreeing to extend the Extended Purchaser Meeting Deadline (as defined in the Stock Purchase Agreement), the Lender has agreed to make the Loan (as defined below) available to the Borrower on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

(a)	“Agreement” means this loan agreement.

(b)	“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin and New York.

(c)	“Companies Act” means the Companies Act 2014.

(d)	“Event of Default” means an event listed in Clause 5.2 below.

(e)	“Extended Purchaser Meeting Deadline” has the meaning given in the Stock Purchase Agreement.

(f)	“Loan” means the aggregate principal sum of US$240,000.

(g)	“Parties” means the parties to this Agreement.

(h)	“Stock Purchase Agreement” has the meaning given in Recital A.

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1.2	Interpretation

(a)	Any reference in this Agreement to:

(i)	the “Lender”, the “Borrower” or other person includes a reference to its successors in title, in respect of the Borrower its permitted assigns and its permitted transferees and in respect of the Lender its assigns and its transferees and any person to whom its rights and/or obligations have been transferred under any applicable law;

(ii)	an “agreement” (including this Agreement) is a reference to that agreement as amended;

(iii)	an “amendment” includes a supplement, novation, re-enactment, extension (whether of maturity or otherwise), variation, replacement, liability increase, or restatement, in each case however fundamental and of whatsoever nature, and “amended” shall be construed accordingly;

(iv)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(v)	a “month” means a calendar month;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a law or regulation, or a provision of law or regulation, is a reference to that law, regulation or provision as amended; and

(viii)	“USD”, “US$” or “$” is a reference to the lawful currency of the United States of America.

(b)	Words in the singular shall include the plural and vice versa.

(c)	Clause, Schedule and Part headings are for ease of reference only.

2.	LOAN

In consideration for the Borrower agreeing to: (i) extend the Extended Purchaser Meeting Deadline to 31 March 2026; and (ii) procure that the other Sellers (as defined in the Stock Purchase Agreement) agree to extend the Extended Purchaser Meeting Deadline to 31 March 2026, the Lender shall advance the Loan to the Borrower on the date of this Agreement.

3.	PURPOSE

The Loan is for the general working capital purposes of the Borrower but the Lender is not obliged to monitor or verify whether the Loan has been applied towards that purpose.

4.	REPAYMENT

4.1	The Loan and any other amounts outstanding under this Agreement shall be repayable in full by the Borrower on the earlier of:

(a)	the first anniversary of the date of this Agreement;

(b)	the preferred shares (or any of them) in the capital of the Lender held by the Borrower being converted into ordinary shares in the capital of the Lender; or

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(c)	the Borrower ceasing to hold any shares in the capital of the Lender.

4.2	The Loan shall be repayable in cash or, subject to applicable law and at the option of the Lender, by way of cancellation of shares in the capital of the Lender held by the Borrower having a value equivalent to the amount of the Loan.

5.	EVENTS OF DEFAULT

5.1	At any time after the occurrence of an Event of Default, the Lender may declare the Loan to be immediately due and payable, whereupon they shall become immediately due and payable.

5.2	Each of the following is an Event of Default:

(a)	the Borrower does not pay when due any amount payable under this Agreement and such payment remains outstanding for 10 Business Days;

(b)	the Borrower fails to comply with any other provision of this Agreement, and that failure is not remedied within 10 Business Days of the earlier of the Borrower becoming aware of the failure, or the Lender notifying the Borrower of the failure;

(c)	any representation or statement made or deemed to be made by the Borrower in connection with this Agreement is or proves to have been incorrect or misleading when made or deemed to be made;

(d)	the Borrower is unable or admits inability to pay its debts as they fall due;

(e)	the Borrower suspends or threatens to suspend making payments on any of its debts;

(f)	the Borrower by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness;

(g)	the value of the Borrower’s assets is less than its liabilities (taking into account contingent and prospective liabilities);

(h)	a moratorium is declared in respect of any part of the Borrower’s indebtedness;

(i)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)	the appointment of a liquidator, receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower;

(iv)	the enforcement of any security over any assets of the Borrower, save in respect of any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen days of commencement;

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(j)	any expropriation, attachment, sequestration, distress or execution affects any asset(s) of the Borrower and is not discharged within 60 days; and

(k)	it is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

6.	INTEREST

Interest shall not be charged on the Loan.

7.	PAYMENTS

7.1	All payments made by the Borrower under this Agreement shall be paid free and clear and without deduction for or on account of any set-off or counterclaim, or any and all present and future taxes, levies, imposts, charges, fees, deductions or withholdings.

7.2	If a payment by the Borrower under this Agreement is subject to any deduction or withholding, that payment shall be increased so that the net amount received by the Lender shall equal the amount which, but for such deduction or withholding, would have been received by the Lender under this Agreement.

7.3	The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal and other professional fees) together with any applicable value added tax incurred by the Lender in connection with:

(a)	the negotiation, preparation, printing, execution and perfection of this Agreement;

(b)	(if the Borrower requests an amendment, waiver or consent under this Agreement), responding to, evaluating, negotiating or complying with that request; and

(c)	the enforcement of, or the preservation of any rights under, this Agreement and any proceedings instituted by or against the Lender as a consequence of enforcing those rights.

8.	AMENDMENTS AND WAIVERS

This Agreement may be amended or waived only with the written consent of all Parties and any such amendment or waiver will be binding on all Parties.

9.	CERTIFICATES AND DETERMINATIONS

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

10.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired.

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11.	REMEDIES

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.	NOTICES AND COMMUNICATIONS

12.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by email or letter.

12.2	The contact details of each Party for any communication or document to be made or delivered under or in connection with this Agreement are:

(a)	in the case of the Borrower:

(i)	Address: 26 Broadway, Suite 934, New York 10004

(ii)	Email: nick.link@ilus-group.com

(iii)	Attention: Nicolas Link

(b)	in the case of the Lender:

(i)	Address: 9 Pembroke Street Upper, Dublin 2

(ii)	Email: fchaves@fusion-fuel.eu

(iii)	Attention: Frederico Figueira de Chaves

or any substitute address or email or department or officer as a Party may notify to the other Parties by not less than three Business Days’ notice.

12.3	Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective only:

(a)	if by way of email, when dispatched; or

(b)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and for the Lender only, if a particular department or officer is specified as part of its contact details above, if addressed to that department or officer (or any substitute officer or department as the Lender shall notify to the Borrower as set out above).

12.4	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer specified as part of its contact details above (or any substitute department or officer as the Lender shall notify to the Borrower as set out above).

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12.5	Any communication or document which becomes effective, in accordance with this Clause, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

13.	ASSIGNMENT

13.1	The Borrower may not assign, transfer or otherwise dispose of, or create a security interest over, all or any of its rights, title, interest, benefits or obligations under this Agreement.

13.2	The Lender may (in each case in any manner that it sees fit and without the consent of the Borrower):

(a)	assign all or any of its rights, title, interest or benefits under this Agreement to any person or entity;

(b)	transfer or otherwise dispose of all or any of its rights, title, interest or benefits or obligations under this Agreement to any other person or entity;

(c)	charge, assign or otherwise create any security interest in or over (whether by way of collateral or otherwise) this Agreement or all or any of its rights, title, interest or benefits thereunder.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Ireland.

15.2	The Parties agree that the courts of Ireland:

(a)	have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”); and

(b)	are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

15.3	Clause 15.2 above is for the benefit of the Lender only. The Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction, and to the extent allowed by law, may take concurrent proceedings in any number of jurisdictions.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed and delivered the day and year first written above.

THE LENDER

SIGNED by
Director/Authorised Signatory
for and on behalf of
FUSION FUEL GREEN PLC

in the presence of:
Name of Witness

THE BORROWER

SIGNED by Nicolas Link	/s/ Nicolas Link
Director/Authorised Signatory
for and on behalf of
ILLUSTRATO PICTURES INTERNATIONAL INC.

in the presence of:	Louise Bennett /s/ Louise Bennett
Name of Witness

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